Resolve Staffing Acquires Power Personnel

Monday, October 16, 2006, Cincinnati - (Business Wire) - Resolve Staffing, Inc. (OTCBB: RSFF) is proud to announce the acquisition of Power Personnel, a New York based staffing firm with annual sales of approximately $12 million.

Resolve Staffing has acquired Power Personnel, Inc., located in Rochester, NY. With seven offices in the upstate New York market, Power Personnel provides a variety of temporary staffing, permanent placement and payroll management services. The acquisition gives Resolve a total of 16 staffing offices in the New York and 74 nationwide.

Ron Heineman, CEO, commented, "We are excited about the acquisition and look forward to continuing our strategic growth plans. We are beginning to see the benefits of the investments we have made in our business. The acquisitions we have completed and the new locations we have opened are driving sales growth across our broadened portfolio. Additionally, our utilization of a shared infrastructure and disciplined approach to cost controls should allow us to convert this revenue gain into profits. As a result, both our revenues and net income should see significant increases in the coming quarters, demonstrating the effectiveness of our model."

About Resolve Staffing, Inc.

Resolve Staffing is a national provider of outsourced human resource services. With 74 offices reaching from New York to California, the Company provides a full range of supplemental staffing and outsourced solutions. For additional information on Resolve Staffing visit our website www.resolvestaffing.com.

This press release contains forward-looking statements covered within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, plans and timing for the introduction or enhancement of our services and products, statements about future market conditions, supply and demand conditions, and other expectations, intentions and plans contained in this press release that are not historical fact and involve risks and uncertainties. Our expectations regarding future revenues depend upon our ability to develop and supply products and services that we may not produce today and that meet defined specifications. When used in this press release, the words ``plan,'' ``expect,'' ``believe,'' and similar expressions generally identify forward-looking statements. These statements reflect our current expectations. They are subject to a number of risks and uncertainties. These risks and uncertainties may cause the actual results of the Company to be materially different from any future results expressed or implied. Important factors that may affect the Company's future prospects are described in the Company's 2005 Annual Report on Form 10-KSB. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements may be less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Contact:
Resolve Staffing, Inc.
Don Quarterman, 770-900-4856
ir@resolvestaffing.com